                                                                     Exhibit 3.4
                 AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET
                                COLLECTIVE TRUST

                        SECOND AMENDED FUND DECLARATION

                            STABLE ASSET RETURN FUND

                 (FORMERLY ENHANCED SHORT TERM INVESTMENT FUND)


        Pursuant to Article VII of the Declaration of Trust, dated December 5, 1991, which authorizes State Street Bank and Trust Company as trustee ("State Street" or the "Trustee") of the American Bar Association Members/State Street Collective Trust (the "Collective Trust") to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of April 11, 1997, State Street hereby amends and restates the Fund Declaration dated November 25, 1991 of the Enhanced Short Term Investment Fund ("ESTIF"), an investment fund established under the Collective Trust, to, among other things, change the name of ESTIF and certain aspects of the investment objectives, guidelines and restrictions applicable thereto. The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

        1.   Name of the Fund.  The name of this investment fund shall be
             ----------------
"Stable Asset Return Fund" (the "Fund").

        2.   Investment Objective.  The investment objective of the Fund is to
             --------------------
provide current income consistent with preserving principal and maintaining liquidity.

        3.   Investment Guidelines and Restrictions.  The assets of the Fund
             --------------------------------------
shall be normally invested and reinvested in (a) obligations of the United States and the agencies and instrumentalities thereof ("United States Obligations") and in other high quality money market instruments, including, but not limited to, notes, bonds and similar debt instruments, commercial paper, certificates of deposit and time deposits, bankers' acceptances, variable and indexed
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interest notes and repurchase agreements (collectively, "Short-term Investment
Products"); and (b) investment contracts or "Synthetic GICs" (as defined below) issued by insurance companies, banks or other financial institutions (collectively, "Investment Contracts"). For this purpose, "Synthetic GICs" means arrangements comprised of an investment in one or more securities and a contract issued by an insurance company, bank or other financial institution that provides for the return of principal and an agreed upon rate of interest. All such Investment Contracts and Synthetic GICs shall be benefit responsive (i.e., responsive to withdrawal, transfer and benefit payment requests at book or face value and shall satisfy any other conditions as may be required so that each such contract can be accounted for and valued at book or face value under generally accepted accounting principles). The underlying securities of Synthetic GICs shall generally consist of fixed-income debt instruments.

        All of the investments by the Fund may be made through collective investment funds maintained by State Street, so long as such collective investment funds comply with the investment guidelines and restrictions described herein.

        It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

        Investments in Short-Term Investment Products, other than United States Obligations, at the time of purchase (a) must be rated or issued by issuers that rated in either of the two highest rating categories applicable to bonds by at least two nationally recognized statistical rating organizations ("NRSROs"), at least one of which must be Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P"), (b) must be rated or issued by issuers that rated in the highest rating category applicable to commercial paper by at least two NRSROs, at least one of which must be Moody's or S&P, or (c) if unrated, must be issued or guaranteed by an issuer that has other comparable outstanding instruments that are so rated or is itself rated in either of the two highest rating categories by at least two NRSROs, at least  one of which must be Moody's or S&P. For purposes of this restriction, an investment in a repurchase agreement will be considered to be an investment in the securities that are subject to the repurchase agreement.
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        The Stable Asset Return Fund will not invest in any Investment Contract, unless, at the time of purchase, the Investment Contract or issuer is rated in one of the two highest rating categories by at least two NRSROs, at least one of which must be S&P or Moody's.

        Except for Investment Contracts and United States Obligations, the Trustee shall not invest, either directly or indirectly through one or more collective investment funds, more than 5% of the assets of the Fund in securities of a single issuer, determined at the time of purchase. Other than Investment Contracts, the Trustee shall not, either directly or indirectly through one or more collective investment funds, invest more than 10% of the assets of the Fund in illiquid securities, including repurchase agreements with maturities of greater than 7 days or portfolio securities that are not readily marketable or redeemable, in each case determined at the time of purchase. The proportion of the assets of the Fund invested, either directly or indirectly through one or more collective investment funds, in Investment Contracts of any one insurance company, bank or financial institution will generally not be greater than 15% of the aggregate value of Investment Contracts included in the Fund's portfolio, and in no event greater than 20%, in each case determined at the time of purchase.

        4.   Transfers.  A Participating Trust may request withdrawal of any
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number of Units from the Fund on any Business Day; provided, however, the
Trustee may limit or suspend certain or all withdrawal and transfer rights when the amount of liquid assets held by the Fund are insufficient in the judgment of the Trustee to satisfy all required withdrawal and transfer requests.

        5.   Trustee, Management and Administrative Fees. For services rendered
             -------------------------------------------
as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the time set forth in Schedule A attached hereto.

        6.   Conflicts.  In the event of a conflict between the terms of this
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document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.
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        IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amended Fund Declaration for the Stable Asset Return Fund by its proper officer as of April 11, 1997.


ATTEST:                          STATE STREET BANK AND TRUST
                                   COMPANY



By: /s/ Gary E. Jenkins            By: /s/ Nancy P. Antin
   ---------------------------        --------------------------
   Name: Gary E. Jenkins              Name: Nancy P. Antin
   Title: Vice President              Title: Vice President
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                            STABLE ASSET RETURN FUND

                 (FORMERLY ENHANCED SHORT TERM INVESTMENT FUND)

                        SECOND AMENDED FUND DECLARATION

                                   SCHEDULE A



        For services rendered to the Stable Asset Return Fund, the Trustee shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee,/1/ charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any management fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment trust maintained by the Trustee:

        Value of Assets in
        Stable Asset Return Fund            Rate
        ------------------------            ----

        First $750 million                  .20 %
        Next $250 million                   .10
        Over $1.0 billion                   .075


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/1/  For the purpose of determining such fees charged to assets invested in the
     Stable Asset Return Fund and administrative fees charged to assets invested in Insurance Investment Contracts (as defined in the Prospectus of the Collective Trust in effect from time to time), the amount of the assets held in these two investment options shall be aggregated.